Filed Pursuant to Rule 424(b)(3)

File Number 333-173514; 333-165975; 333-158745; 333-150885

Supplement No. 18

(To prospectus dated April 27, 2011)

NCO GROUP, INC.

$165,000,000 Floating Rate Senior Notes due 2013

$200,000,000 11.875% Senior Subordinated Notes due 2014

This prospectus supplement No. 18 supplements and amends the prospectus dated April 27, 2011, as supplemented and amended by prospectus supplement No. 1 dated May 13, 2011, prospectus supplement No. 2 dated May 31, 2011, prospectus supplement No. 3 dated July 8, 2011, prospectus supplement No. 4 dated August 11, 2011, prospectus supplement No. 5 dated August 15, 2011, prospectus supplement No. 6 dated October 6, 2011, prospectus supplement No. 7 dated October 18, 2011, prospectus supplement No. 8 dated November 14, 2011, prospectus supplement No. 9 dated November 17, 2011, prospectus supplement No. 10 dated November 29, 2011, prospectus supplement No. 11 dated November 30, 2011, prospectus supplement No. 12 dated December 1, 2011, prospectus supplement No. 13 dated December 6, 2011, prospectus supplement No. 14 dated December 14, 2011, prospectus supplement No. 15 dated December 16, 2011, prospectus supplement No. 16 dated March 13, 2012 and prospectus supplement No. 17 dated March 14, 2012 (the “Prospectus”).  This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.

On March 28, 2012, NCO Group, Inc. filed with the Securities and Exchange Commission a current report on form 8-K which included the attached information.

The date of this prospectus supplement is March 28, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 28, 2012

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-173514; 333-165975; 333-150885; 333-158745	02-0786880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events

On March 28, 2012, NCO Group, Inc. issued a press release announcing the early results of its two cash tender offers and consent solicitations for any and all of its $200,000,000 aggregate principal amount of 11.875% Senior Subordinated Notes due 2014 (CUSIP No. 65338LAA7) and $165,000,000 aggregate principal amount of Floating Rate Senior Notes due 2013 (CUSIP No. 65338LAB5).  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits

(d)           Exhibits

No.	Description

99.1	Press Release dated March 28, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date: March 28, 2012	By:	/s/ Thomas Erhardt
	Name:	Thomas Erhardt
	Title:	Executive Vice President and Chief Financial Officer

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EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES EARLY RESULTS FOR THE TENDER OFFERS

AND CONSENT SOLICITATIONS

HORSHAM, PA — March 28, 2012 — NCO Group, Inc. (“NCO” or the “Company”), a leading provider of business process outsourcing services, announced today the successful early tender results of its previously announced two cash tender offers (each, a “Tender Offer,” and, together, the “Tender Offers”) and consent solicitations (each a “Consent Solicitation” and, together, the “Consent Solicitations,” and together with the Tender Offers, the “Offers”) for any and all of its $200,000,000 aggregate principal amount of 11.875% Senior Subordinated Notes due 2014 (CUSIP No. 65338LAA7) (the “2014 Notes”) and $165,000,000 aggregate principal amount of Floating Rate Senior Notes due 2013 (CUSIP No. 65338LAB5) (the “2013 Notes,” and, together with the “2014 Notes,” the “Notes”).  The Offers are described in the Offer to Purchase and Consent Solicitation Statement dated March 14, 2012 (the “Offer to Purchase”).  The table below sets forth the results of the Offers as of 5:00 p.m., New York City time, on March 27, 2012 (the “Consent Deadline”).

Title of Notes	CUSIP Number	Principal Amount Outstanding	Amount of Notes Tendered and Consented	Approximate Percentage of Notes Tendered and Consented
11.875% Senior Subordinated Notes due 2014	65338LAA7	$200,000,000	$199,577,000	99.79%
Floating Rate Senior Notes due 2013	65338LAB5	$165,000,000	$150,000,000	90.91%

Based on the Notes tendered and consents delivered as of the Consent Deadline, the proposed amendments to the indentures governing the Notes have been approved, as the consent of the holders of at least a majority in aggregate principal amount of such series of Notes (the “Minimum Consents Condition”) have been received.  The primary purpose of the Consent Solicitations and the proposed amendments to the indentures governing the Notes is to eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the indentures governing the Notes.  Adoption of the proposed amendments could have adverse consequences upon non-tendering holders of the Notes because Notes that remain outstanding after consummation of the applicable Offer will not be entitled to the benefits of the restrictive covenants or event of default and related provisions that are eliminated by the adoption of such amendments.

Each Offer will expire at 12:01 a.m., New York City time, on April 11, 2012 unless extended (the “Expiration Date”).  Holders who do not wish to retain the Notes that will not have the benefit of the restrictive covenants and certain events of default and related provisions contained in the indentures governing the Notes may tender their Notes prior to the Expiration Date.

As the Minimum Consents Condition has been satisfied, Notes tendered and consents delivered may not be withdrawn.  Holders who validly tender their Notes after the Consent Deadline, but on or prior to the Expiration Date, shall receive $1,025.94 per $1,000 principal amount of the 2014 Notes and $992.50 per $1,000 principal amount of the 2013 Notes, plus, in each case, any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.  Holders of Notes tendered after the Consent Deadline will not receive a consent payment.

As the Minimum Consents Condition has been satisfied, the Company announced that it intends to execute the eighth supplemental indentures, which will amend the indentures governing the Notes.  The proposed amendments to the indentures governing the Notes will become effective only if the Company accepts for purchase and pays for all the Notes tendered.

The Company has engaged Barclays Capital Inc. as Dealer Manager and Solicitation Agent for the Offer.  Persons with questions regarding the Offer should contact Barclays Capital Inc. at (212) 528-7581 (Call Collect) or (800) 438-3242 (Toll Free).  The complete terms and conditions of the Offers are described in the Offer to Purchase. The Company reserves the right to amend the terms of the Offers or extend the Expiration Date, in its sole discretion, at any time. Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D.F. King & Company, Inc., the Tender Agent and Information Agent, at (800) 714-3313.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indentures.  The Offers are made solely pursuant to the Offer to Purchase.  The Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About NCO Group, Inc.

NCO Group, Inc. is a leading global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through over 100 offices throughout North America, Asia, Europe and Australia.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections.  Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement, including, but not limited to, the risk that the conditions to the Offers will not be satisfied.  The forward-looking statements contained in this press release include statements related to the Offers, including the Expiration Date.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake to update any of these statements in light of new information or future events, except, with respect to the Offers, as specifically set forth in this press release.